Exhibit 1

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”), is entered into as of November 14, 2016, by and between STG Group, Inc., a Delaware corporation (the “Company”), and Simon Lee Management Trust (the “Purchaser”).

WHEREAS, the Company is a party to that certain Credit Agreement, dated as of November 21, 2015 (the “Credit Agreement”), by and among the Company, MC Admin Co LLC and the other parties named therein, and the Company wishes to exercise its equity right under the Credit Agreement, pursuant to which the Company may sell shares of the Company’s capital stock to potential investors; and

WHEREAS, the Purchaser desires to purchase, and the Company desires to sell to the Purchaser, shares of the common stock of the Company, par value $0.0001 per share (“Common Stock”), pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Stock Purchase. Subject to the terms and conditions contained in this Agreement and concurrently with the execution of this Agreement by the parties hereto, the Company hereby issues and sells to the Purchaser, and the Purchaser hereby purchases from the Company (the “Stock Purchase”), 435,000 shares of Common Stock from the Company, at a purchase price of $3.60 per share (the “Per Share Purchase Price”), for an aggregate purchase price of $1,566,000.

2. Deliveries.

(a) Purchase Price. Concurrently with the execution of this Agreement by the parties hereto, the Purchaser has delivered to the Company an amount equal to (i) the Per Share Purchase Price, multiplied by (ii) the number of shares of Common Stock being purchased by the Purchaser.

(b) Certificates. Concurrently with the execution of this Agreement by the parties hereto, the Company has delivered to American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, irrevocable instructions to issue to the Purchaser a certificate evidencing the shares purchased hereby (the “Shares”).

(c) Legend. Each certificate evidencing the Shares and each certificate issued in exchange for or upon the transfer of any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY AN AFFILIATE OF THE ISSUER AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE

SECURITIES UNDER SAID ACT OR UNLESS SUCH REGISTRATION IS NOT REQUIRED IN THE OPINION OF COUNSEL FOR THE COMPANY.”

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

(a) Organization and Good Standing. The Purchaser is a trust, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Power and Authority; Enforceability. This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. The Purchaser has full entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser.

(c) Investment Representations.

(i) The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(ii) The Purchaser has received, has thoroughly read, is familiar with and understands the contents of this Agreement.

(iii) The Purchaser hereby acknowledges that an investment in the Shares involves certain significant risks. The Purchaser acknowledges that there is a substantial risk that it will lose all or a portion of its investment and that it is financially capable of bearing the risk of such investment for an indefinite period of time. The Purchaser has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. The Purchaser’s present financial condition is such that the Purchaser is under no present or contemplated future need to dispose of any portion of the Shares purchased hereby to satisfy any existing or contemplated undertaking, need or indebtedness. The Purchaser’s overall commitment to investments which are not readily marketable is not disproportionate to its net worth and the investment in the Company will not cause such overall commitment to become excessive.

(iv) The Purchaser acknowledges that the Shares have not been registered under the Securities Act, or any state securities act, and are being sold on the basis of exemptions from registration under the Securities Act and applicable state securities acts. Reliance on such exemptions, where applicable, is predicated in part on the accuracy of the Purchaser’s representations and warranties set forth herein. The Purchaser acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless the Shares are registered in accordance with federal and state securities laws or the Purchaser finds and complies with an available exemption under such laws. Accordingly, the Purchaser hereby acknowledges that there can be no assurance that it will be able to liquidate its investment in the Company.

(v) There are substantial risk factors pertaining to an investment in the Company. The Purchaser acknowledges that it has read the information set forth above regarding certain of such risks and is familiar with the nature and scope of all such risks, including, without limitation, risks arising from the fact that the Company is an entity with limited operating history and financial resources; and the Purchaser is fully able to bear the economic risks of such investment for an indefinite period, and can afford a complete loss thereof.

(vi) The Purchaser has been given the opportunity to (i) ask questions of and receive answers from the Company and its designated representatives concerning the terms and conditions of the purchase of the Shares, the Company and the business and financial condition of the Company and (ii) obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to assist the Purchaser in evaluating the advisability of the purchase of the Shares and an investment in the Company. The Purchaser further represents and warrants that, prior to signing this Agreement, it has asked such questions, received such answers and obtained such information as it has deemed necessary or advisable to evaluate the merits and risks of the purchase of the Shares and an investment in the Company. The Purchaser is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects.

(vii) The Purchaser understands that no federal, state or other governmental authority has made any recommendation, findings or determination relating to the merits of an investment in the Company.

(viii) The Purchaser acknowledges that neither the Company, nor any of its officers, directors, employees, agents or affiliates has made any representation or warranty, express or implied, regarding the Company, the Shares or otherwise, other than the representations and warranties set forth herein.

(ix) The Purchaser acknowledges its obligations under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the treatment of non-public information relating to the Company.

4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b) Power and Authority; Enforceability. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Company.

(c) No Violation; Necessary Approvals. Neither the execution and delivery of this Agreement by the Company, nor the consummation or performance by the Company of any of the transactions contemplated hereby, will: (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under, termination, cancellation, suspension or modification of, or acceleration of performance of any obligation required under any (A) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (collectively, “Law”), (B) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any governmental authority or arbitrator (collectively, “Order”), (C) contract or agreement, (D) permit, license, certificate, waiver, filing, notice or authorization (collectively, “Permit”) to which the Company is a party or by which it is bound or any of its assets are subject, or (E) any provision of the Company’s organizational documents as in effect on the date hereof, (ii) result in the imposition of any lien, claim or encumbrance upon any assets owned by the Company; (iii) require any consent, approval, notification, waiver, or other similar action under any contract or agreement or organizational document to which the Company is a party or by which it is bound (other than the consent of the Investor Parties under the Voting Agreement, dated as of November 23, 2015, by and among the Company and the Investor Parties named therein); or (iv) require any Permit under any Law or Order other than (A) required filings, if any, with the Securities and Exchange Commission and (B) notifications or other filings with state or federal regulatory agencies after the date hereof that are necessary or convenient and do not require approval of the agency as a condition to the validity of the transactions contemplated hereunder; or (v) trigger any rights of first refusal, preemptive or preferential purchase or similar rights with respect to any of the Shares.

(d) Authorization of the Shares. The Shares have been duly authorized, and when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free and clear of all liens, claims or encumbrances, other than (A) transfer restrictions hereunder, (B) transfer restrictions under federal and state securities laws, and (C) liens, claims or encumbrances imposed due to the actions of the Purchaser.

5. General Provisions.

(a) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

(b) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(c) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors.

(d) Assignments. Neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(g) Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(h) Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(i) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

(j) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to either party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(k) Expenses. Except as otherwise expressly provided in this Agreement or in the definitive documents for the Transaction, each party hereto will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

(l) Waiver. No waiver by either party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(m) Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as either party reasonably may deem to be practical and necessary in order to consummate the purchase and sale of Common Stock as contemplated by this Agreement.

[Signature page(s) follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

COMPANY:

STG GROUP, INC.

By:	/s/ Charles Cosgrove
Name: Charles Cosgrove
Title: Chief Financial Officer

PURCHASER: SIMON LEE MANAGEMENT TRUST

By:	/s/ Simon S. Lee
Name: Simon S. Lee
Title: Trustee

[Signature Page to Common Stock Purchase Agreement]